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                                                                   Exhibit 10.34


               AMENDMENT NUMBER FIVE TO THE GENERAL CONDITIONS OF THE
               CONTRACT FOR THE ESTABLISHMENT AND OPERATION OF MOTOR
                  VEHICLE INSPECTION/MAINTENANCE PROGRAM FOR THE
                    STATE OF MINNESOTA POLLUTION CONTROL AGENCY


     This Amendment Number Five is made to the Contract entered into between the State of Minnesota, acting through its Pollution Control Agency, hereafter referred to as the "State," and Envirotest Technologies, Inc., doing business in Minnesota as Envirotest Technologies, Inc., hereafter referred to as the "Contractor." Additions are underlined; deletions are shown in over-strike type.

     WHEREAS, the State and the Contractor entered into the Contract on July 18, 1990, for the design, construction, equipment, establishment, maintenance and operation of public inspection stations for the motor vehicle inspection and maintenance program for the Twin Cities Metropolitan Area, hereafter referred to as the "I/M Program;"

     WHEREAS, the Contract required the Contractor to construct and operate eleven vehicle emission testing stations at locations throughout the Twin Cities Metropolitan Area;

     WHEREAS, the Contract has been amended four times, on June 17, 1991, May 15, 1992, September 30, 1993, and September 6, 1995, and as amended is in effect today;

     WHEREAS, the statute governing the I/M Program, Minn. Stat. Sections 116.60
- .65, was amended by the 1995 Minnesota Legislature in 1995 Minn. Laws ch. 204, hereafter referred to as the "1995 Legislation";

     WHEREAS, the 1995 Legislation exempts newer vehicles from vehicle emission testing;

     WHEREAS, the Contractor wishes to reduce some of the services required by the Contract, increase the portion of the testing fee that it is paid and undertake other revenue-producing activities at the vehicle emission testing stations, in light of the reduced number of vehicles to be tested;


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     WHEREAS, the Contractor and State agree that the changes to the Contract made in this amendment will not cause excessive wait times and public inconvenience for citizens required to test their vehicles; and

     WHEREAS, the Contractor and State agree that the additional compensation given to the Contractor in this amendment shall not exceed the funds, minus State administrative costs, appropriated from the Vehicle Emission Inspection Account established in Minn. Stat. Section 116.65.

     NOW THEREFORE, the State and Contractor agree to amend the July 18, 1990 Contract as follows:

     1. Section I.23.d, Temporary Extensions and Annual Exemptions, Hotline, of the General Conditions of the Contract, is amended to read as follows:

          d. HOTLINE. The Contractor shall have a minimum of five (5) full-time equivalent personnel providing hotline telephone service. One full-time employee of the Contractor's Minnesota headquarters staff shall supervise the hotline telephone service. The Contractor shall staff the hotline for forty-five (45) hours per week from Monday through Friday, including adequate coverage for peak periods of calling. The Contractor shall adequately handle 1400 calls per day during the busiest days of the month, and 200 calls per hour during the busiest hours of the month.

     2. Section I of the General Conditions of the Contract is amended by adding a paragraph number 25, Rulemaking, at the end of the Section to state:

     As soon as reasonably practicable, the Minnesota Pollution Control Agency
     (MPCA) staff will prepare and present to the MPCA Board a request to initiate rulemaking on a proposed amendment to Minn. R. 7023.1105, subp. 2(A) that makes the inspection fee cover the initial inspection and one reinspection. The MPCA staff will use their best


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     efforts to encourage this rule amendment to be adopted by the MPCA Board.
     The Contractor understands and agrees that whether such a rule proceeding is initiated and whether such a rule amendment is adopted rest fully in the discretion of the MPCA Board, and must be based upon the record of the rule
     proceeding.   For the purposes of this paragraph, the Commissioner is
     considered a member of the MPCA Board, not the MPCA staff.

     3. Section I of the General Conditions of the Contract is amended by adding a paragraph number 26, Printing of Vehicle Inspection Reports, at the end of the Section to state:

     The State will print the Vehicle Instruction Report forms.

     4. Section I of the General Conditions of the Contract is amended by adding a paragraph number 27, One Day Temporary Registrations, at the end of the Section to state:

     The Contractor shall administer the one day temporary registration process as follows:

          a. At the vehicle emission testing station, the station manager or lead lane inspector shall handle requests for one day temporary registrations. The Contractor's staff at the Contractor's headquarters office shall also handle requests for one day temporary registrations.

          b. When a person requests a one day temporary registration, the Contractor must ask for the vehicle's license number and carefully review the SISM records to verify that the vehicle has not already been tested. If the vehicle owner qualifies for a temporary extension, the Contractor must grant one. The one day temporary registration is an additional option for vehicle owners, but does not replace the temporary extension.

          c. If the vehicle owner does not qualify for a temporary extension and if the vehicle's registration has expired, or will expire shortly, the Contractor must offer the vehicle owner a one day temporary registration. The vehicle owner may receive a one day temporary registration even if the vehicle owner has not complied with a previous temporary extension.


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          d.   The Contractor shall not require an application for a one day temporary registration. The one day temporary registration must be on a form approved in writing by the State and clearly state that it does not allow the vehicle owner to purchase vehicle license tabs.

          e. The Contractor may issue a one day temporary registration only to the registered owner of the vehicle, unless the registered owner is not available. If the registered owner is not available, the Contractor may issue a one day temporary registration to a person who is a spouse, parent or adult child of, or who holds a power of attorney for, the registered owner.

          f. The contractor must issue one day temporary registrations using a procedure approved in writing by the State. The currently approved procedure is attached to this Amendment Five as Attachment G of the General Conditions, and it is incorporated by reference herein and made an integral and enforceable part of this Contract.

          g. Any changes to the procedure or form must be approved in writing by the State prior to the Contractor implementing them.

     5. Section I of the General Conditions of the Contract is amended by adding a paragraph number 28, Other Revenue-Producing Activities, at the end of the Section to state:

          The Contractor may use some or all of the vehicle emission testing stations for the sale and delivery of goods and services or other revenue-producing activities if the Contractor requests and obtains the prior written approval of the State for each kind of sale, service, or other revenue-producing activity. Any Contractor's request under this paragraph must be in writing, and must contain the Contractor's analysis of the effect of the activity on the length of the queue, wait times, throughput and customer service at the station(s) where the activity will occur, and on the Contractor's ability to carry out all other obligations under this Contract. The State's approval shall not be unreasonably withheld. The State may, however, reject or modify any proposed sale, service, or other revenue-producing activity if it finds the proposal likely to significantly adversely affect the length of


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     the queue, wait times, throughput, customer service or the Contractor's ability to carry out all other obligations under this Contract, at any individual testing station or on the testing network as a whole, to constitute a conflict of interest under Section VI.E. or to be inappropriate in light of public expectations of a government service facility. The State shall review a request under this paragraph and provide the Contractor with its written approval, approval conditional on modification, or rejection within forty-five (45) days of the State's receipt of the request. Any sale, service or other revenue-producing activity carried out by the Contractor under this paragraph is at the Contractor's own risk, and capital costs and other expenditures related thereto are not eligible for compensation under Section IX.C.

          The State may terminate, upon sixty (60) days prior written notice, the Contractor's approval to carry out a sale, service or other revenue-producing activity at any time the State finds that the Contractor is not carrying out the activity in compliance with the State's approval or approval conditioned on modification; that the activity causes or contributes to a violation of the contract on the length of the queue, wait times, throughput, customer service or of any of the Contractor's other obligations under this Contract, at any individual testing station or on the testing network as a whole; or that the activity constitutes a conflict of interest under Section VI.E or is inappropriate in light of public expectations of a government service facility. The State agrees to not unreasonably terminate an approved activity and to meet informally with the Contractor to discuss the State's concerns about an activity before the State sends its written notice terminating approval of an activity.

          In the event that the Contractor makes a request of or claim against the State for any additional compensation, including a request under
     Section IX.C., the Contractor shall submit within thirty (30) days of the State's written request, a report to the State on all activities conducted under the previous paragraphs, including: the Contractor's revenues, capital costs and other expenditures and profits on each activity, the Contractor's evaluation of the impact of each activity on the length of the queue, wait times, throughput,


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     and customer service, and the Contractor's ability to carry out all other obligations under this Contract.

     6. Section I of the General Conditions of the Contract is amended by adding a paragraph number 29, Lane Deactivation, at the end of the Section to state:

          The Contractor may deactivate specific lanes at some or all of the vehicle emission testing stations if the Contractor requests and obtains the prior written approval of the State for each lane deactivated. Any Contractor's request for lane deactivation must not be made before the Contractor has submitted the report required by Section I.31. Amendment Four Report, must be in writing, and must contain the Contractor's analysis of the effect of deactivating each lane on the length of the queue, wait times, throughput and customer service at the station(s) where lanes would be deactivated, and the Contractor's ability to carry out all other obligations under this Contract. The State's approval shall not be unreasonably withheld. The State may, however, reject or modify any proposed lane deactivation if it finds that the lane deactivation is likely to significantly adversely affect the length of the queue, wait times, throughput, customer service, or the Contractor's ability to carry out all other obligations under this Contract, at any individual testing station or on the testing network as a whole. The State shall review a request under this paragraph and provide the Contractor with its written approval, approval conditioned on modification, or rejection within forty-five (45) days of the State's receipt of the request.

          If the State determines that an approved lane deactivation causes or contributes to a violation of the contract requirements on the length of the queue, wait times throughput, customer service, or of any of the Contractor's other obligations under this Contract, at any individual testing station or on the testing network as a whole, the State may terminate, upon sixty (60) days prior written notice, the Contractor's approval to deactivate a lane. The State agrees to not unreasonably terminate an approved lane deactivation and to meet informally with the Contractor to discuss the State's concerns about lane deactivation before the State sends its written notice terminating approval of the lane deactivation.


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     7.   Section I of the General Conditions of the Contract is amended by adding a paragraph number 30, Minnesota Headquarters Staff, at the end of the Section to state:

     The Contractor may decrease the staff in its Minnesota headquarters office (headquarters office) required under this Contract, provided that any reduction does not significantly adversely affect customer service, the Contractor's ability to provide appropriate headquarters office support for operations at the vehicle emission testing stations, and the Contractor's ability to carry out all other obligations under this Contract. The Contractor shall notify the State in writing of the reduction no later than the time the Contractor announces the changes to its headquarters office staff. The Contractor's notification shall include an organization chart of the headquarters office staff that shows the functions of managerial personnel.

     8. Section I of the General Conditions of the Contract is amended by adding a paragraph number 31, Amendment Four Report, at the end of the Section to state:

     By January 20, 1996, the Contractor shall provide the State with the Contractor's analysis of the effect of the changes authorized in Amendment Four on the length of the queue, wait times, throughput and customer service and the Contractor's ability to carry out all other obligations under this Contract, at each testing station and on the network as a whole. The State shall review this report and provide the Contractor with its written approval, approval conditioned on modification, or rejection within forty-five (45) days of the State's receipt of the report.

     9. Section I of the General Conditions of the Contract is amended by adding a paragraph number 32, Organization of Minnesota Operations, at the end of the Section to state:

     By November 15, 1995, Contractor shall submit to the State an updated organization chart of its Minnesota headquarters and testing station staff that shows the organizational structure and number of staff assigned to each function over the testing network. The proposed organization or staffing levels must not significantly adversely


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affect the Contractor's ability to provide appropriate headquarters office support for operations at the vehicle emission testing stations. Contractor's ability to properly supervise and conduct operations at the vehicle emission testing stations, or the Contractor's ability to carry out all other obligations under this Contract, at any individual testing station or on the testing network as a whole.

     10. Section II.A., Consideration of the-General Conditions of the Contract is amended to read as follows:

     The State shall pay the Contractor, until November 1, 1995, for all activities conducted pursuant to this contract, $7.07 for each fee bearing inspection, each fee bearing reinspection and each fee bearing elective inspection performed on or after the Extension/Exemption Startup Date and for which the State has been paid by the citizen who obtained the inspection. On and after November 1, 1995, and until June 30, 1996, the State shall pay the Contractor, for all activities conducted pursuant to this contract, $8.00 for each fee bearing inspection, each fee bearing reinspection, and each fee bearing elective inspection performed by the Contractor and for which the State has been paid by the citizen who obtained the inspection. After June 30, 1996, and until June 30, 1997, the State shall pay the Contractor, for all activities conducted pursuant to this contract, $7.28 for each fee bearing inspection, each fee bearing reinspection and each fee bearing elective inspection performed by the Contractor and for which the State has been paid by the citizen who obtained the inspection. After June 30, 1997 and until June 30, 1998, the State shall pay the Contractor, for all activities conducted pursuant to this contract, a To-Be-Determined Amount ("TBDA") for each fee bearing inspection, each fee bearing reinspection and each fee bearing elective inspection performed by the Contractor and for which the State has been paid by the citizen who obtained the inspection. The State, on the effective date of Amendment Five, estimates that the TBDA will be approximately $7.00, but the exact amount of the TBDA shall be determined as provided by the following sentence. The TBDA shall not exceed $8.00 and shall be determined by the

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State after review of testing revenues and the vehicle emission inspection account balance through June 30, 1997, and projected revenues and MPCA and Department administrative costs through the end of all State and Contractor activities under the I/M Program, so that the amount of revenues allocated for the year beginning July 1, 1997 to the Contractor through the TBDA will assure that all MPCA and Department administrative costs plus a contingency of $15,000 are allowed for in the vehicle emission inspection account. The TBDA shall be determined by the State by August 15, 1997. These fees are, in the event of termination of the I/M Program by legislation prior to June 30, 1998, subject to adjustment as provided in the next paragraph, and are the Contractor's sole compensation for all activities conducted pursuant to this contract, except as may be provided in Section IX.C.

     If the legislature terminates the I/M Program prior to June 30, 1998, and the Contractor has received more than an average of $7.35, between July 1, 1995, and the date testing ends, per fee bearing inspection, fee bearing reinspection and fee bearing elective performed by the Contractor, and for which the State has been paid by the citizen who obtained the inspection, then the amounts specified in the preceding paragraph due the Contractor will be reduced by the State, and as necessary reimbursed to the State by the Contractor (except as may be provided in Section IX.C.) within sixty (60) days of the State's written request, so that by the end of testing the Contractor will have been provided with an average of $7.35 per fee bearing inspection, fee bearing reinspection and fee bearing elective inspection performed by the Contractor, and for which the State has been paid by the citizen who obtained the inspection, between July 1, 1995, and the date testing ends.

     A fee-bearing inspection is the initial inspection and, if the vehicle fails the initial inspection, the number of reinspections of a subject vehicle during one annual registration period covered by the initial fee assessed pursuant to Minn. Rules pt. 7023.1105, subp. 2(A). A fee bearing reinspection is


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each subsequent reinspection of a subject vehicle during one annual registration period for which an additional fee is assessed under Minn. Rules pt. 7023.1105, subp. 2(A). A fee bearing elective inspection is any single inspection of a subject or nonsubject vehicle approved in advance by the State and conducted pursuant to Minn. Rules pt. 7023.1105, subp. 2(B). The State agrees that, pursuant to Minn. Rules pt. 7023.1105, it will set the inspection fee at an amount not less than the amounts specified in the first paragraph, and that if its administrative costs exceed the difference between the inspection fee collected from citizens and the amounts specified in the first paragraph due the Contractor, the excess State administrative costs will not reduce the amount paid to the Contractor under Section II.

     The State shall not pay the Contractor for inspections conducted by the Contractor for which the State has not been paid by the citizen who obtained the inspection. The State shall not pay the Contractor for inspections conducted before the network startup date.

     The total obligation of the State for all compensation and reimbursements to Contractor shall not exceed the funds appropriated to the I/M Program in the vehicle emission inspection account. Minn. Stat. Section 116.65, subd. 1 establishes a vehicle emission inspection account which consists of the revenues listed in Minn. Stat. Section 116.65, subd. 2, including the proceeds of the vehicle inspection fee. Minn. Stat. Section 116.65 provides that the vehicle emission inspection account is appropriated to the Agency by the legislature, and may be used only to pay the Contractor for vehicles inspected and MPCA and Department administrative costs for the I/M Program. The Contractor understands and agrees, however, that the vehicle emission inspection account will not contain substantial funds until the commencement of vehicle inspection and the collection of fees from motorists for vehicle inspection, and that the vehicle emission inspection account will be regularly depleted after that point to pay the Contractor for vehicles inspected and to pay State administrative costs to conduct the I/M Program. Contractor also understands and


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agrees that, in the unlikely event that the legislature ceases to appropriate funds for the I/M Program, the legislature may not authorize sufficient funds to pay the Contractor's costs.

     11. Section VII. E., Performance Bond, of the General Conditions of the Contract is amended to read as follows:

     The Contractor has filed with the State's Authorized Agent a performance bond on the forms included in Attachment B to these General Conditions, which is attached, incorporated by reference herein, and made an integral and enforceable part of this contract, in the amount of $1,000,000 as security for the faithful performance of the contract. The Contractor shall provide a performance bond or a series of performance bonds that shall remain in full force and effect, under the same terms and conditions as Attachment B, during the entire term of this contract, except that after the effective date of Amendment Five, the amount of the performance bond may be reduced to $100,000. The surety furnishing the performance bond shall be licensed to conduct business in the State of Minnesota. The initial performance bond shall be for a four (4) year term, and the Contractor shall renew the bond, on the same terms and conditions, for an additional four (4) year term commencing the day after expiration of the initial performance bond, and submit the performance bond to the MPCA for approval at least sixty (60) days prior to expiration of the initial performance bond. The Contractor's obligation to deliver a renewed performance bond shall not be an obligation secured by the initial performance bond.

     The attorney-in-fact who executes the performance bond on behalf of the surety must attach a notarized copy of its power of attorney as evidence of its authority to bind the surety on the date of execution of the performance bond.

     12.  The parties further agree as a term of this Amendment Five that:

     Contractor has alleged that the 1995 Legislation constitutes a breach of this Contract. The State denies that there has been any breach of this Contract by the State as


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a consequence of changes required by the 1995 Legislation.  In consideration for the State's entering into this Amendment Five, the Contractor waives any and all claims or causes of action, in law or equity, it may have against the State resulting from the 1995 Legislation. This waiver shall not be effective if the legislature terminates the I/M Program before June 30, 1998 or if the legislature makes changes to the I/M Program the result of which is a further reduction in vehicles subject to fee bearing inspections between the effective date of this Amendment Five and June 30, 1998. Contractor's waiver does not prevent the Contractor from requesting additional appropriations from the legislature.

     13. This Amendment Five is effective when it is signed by the Commissioner of Administration.


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     14.  All other terms and conditions of the Contract remain in full force and effect, except as specifically amended above.

ENVIROTEST TECHNOLOGIES, INC.           MINNESOTA POLLUTION CONTROL AGENCY


By: /s/ Lawrence H. Taylor              By: /s/ Elaine Johnson
   -------------------------------         -------------------------------
Name (Print): Lawrence H. Taylor           Elaine Johnson
             ---------------------         Manager, Administrative Services
Title:        Vice President               Division
      ----------------------------
Date:         Oct. 25, 1995             Date: Oct. 25, 1995
     -----------------------------           -----------------------------


By: /s/ C. Michael Alston               AS TO FORM AND EXECUTION BY
   -------------------------------      THE ATTORNEY GENERAL
Name (print): C. Michael Alston
             ---------------------      By: /s/ Ann M. Seha
Title:        Vice President               -------------------------------
      ----------------------------         Ann M. Seha
Date: Oct. 25, 1995                        Assistant Attorney General
     -----------------------------      Date: Oct. 30, 1995
                                             -----------------------------
COMMISSIONER OF ADMINISTRATION


By: /s/ Gerald T. Joyce
   -------------------------------
    Gerald T. Joyce
    Contract Administrator
Date: Oct. 31, 1995
     -----------------------------


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